Exhibit 24.3

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher F. Schultz and Robert Ferri as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, and in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments and any registration statement pursuant to Rule 462(b)) to the registration statement of Peru Copper Inc. (Securities and Exchange Commission Registration No. 333-121527), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes may lawfully do or cause to be done by virtue hereof.

Name	Title	Date

Charles G. Preble	President, Chief Executive Officer and Director (Principal Executive Officer)

Thomas J. Findley	Chief Financial Officer (Principal Financial and Accounting Officer)

J. David Lowell	Executive Chairman and Director

Catherine E. McLeod -Seltzer	Director

George R. Ireland	Director

/s/ Miguel Grau Miguel Grau	Director	April 6, 2006

Carl L. Renzoni	Director

David E. De Witt	Director

John P. Fairchild	Director

Thomas J. O’Neil	Director